Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors of Stockholders
Hungarian Telephone and Cable Corp.:


We consent to incorporation by reference in the registration statement on Form S-8 of Hungarian Telephone and Cable Corp. of our report dated March 24, 1999, relating to the consolidated balance sheets of Hungarian Telephone and Cable Corp. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations and comprehensive loss, stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Hungarian Telephone and Cable Corp.

Our report dated March 24, 1999 contains an explanatory paragraph that states the Company has suffered recurring losses from operations, has a net capital deficiency and a working capital deficiency, and does not presently have sufficient funds on hand to meet its current debt service obligations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        KPMG LLP

New York, New York
June 25, 1999